TREE TOP INDUSTRIES, INC.

666 Fifth Avenue, Suite 300                              775-261-3728 (Tel)
New York, NY 10103                                       775-890-3823 (Fax)
        ____________________________________________________________


VIA Edgar Private Mail
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                                                             April 17, 2006
Mark Kronforst
Division of Corporate Finance
U.S. Securities and Exchange Commission
Washington, D.C. 20549

Re:  Tree Top Industries, Inc.
     Form 10-K and 10-Q/File No. 0-10210

Dear Mr. Kronfrost:

As requested in your comment letters relative to the above, we acknowledge and affirm:

     - The Company is responsible for the adequacy and accuracy of the disclosure in the filings relative to the above periodic reports and comment letters thereto.

     - The Company acknowledges that staff comments or changes in disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings.

     - The Company acknowledges that it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


Very truly yours,


TREE TOP INDUSTRIES, INC.


By:/s/ David Reichman, CEO